Exhibit 99.1

Longs Drugs Reports Preliminary March Sales

WALNUT CREEK, CA (April 11, 2003) — Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $417.1 million for the five weeks ended April 3, 2003, a 1.3% decrease from sales of $422.8 million for the comparable period last year. Pharmacy sales were 48.1% of total drug store sales compared to 45.9% a year ago.

Preliminary March same-store sales decreased 3.0% from a year ago. Pharmacy same-store sales increased 2.1% and front-end same-store sales decreased 7.4%.  March sales were negatively impacted by the shift from a March Easter last year to an April Easter this year (March 31 last year compared to April 20 this year).  Longs estimated the shift negatively impacted March front-end same-store sales by approximately 350 basis points.

Longs also estimated that pharmacy same-store sales in the period were negatively impacted by approximately 250 basis points due to generic substitutions for higher-priced name-brand drugs.

Preliminary sales for the nine weeks ended April 3, 2003 were $759.9 million, a 0.5% increase over those of a year ago. Pharmacy sales were 47.2% of total drug store sales compared to 45.7% last year. Same-store sales decreased 1.2%, with pharmacy same-store sales rising 2.7% and front-end same-store sales decreasing 4.5%.

About Longs Drugs

Longs Drug Stores Corporation (NYSE:LDG) is one of North America’s leading drug store chains with annual sales per store averaging approximately $10 million. Founded in 1938, Longs operates 457 stores in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.